EXHIBIT 99.1

CDW Reports Full Year and Fourth Quarter 2013 Results

Achieves Record Annual and Fourth Quarter Net Sales and Adjusted EBITDA

(Dollars in millions, except per share amounts)	Three months ended December 31, 2013	Three months ended December 31, 2012	% Chg.	Year ended December 31, 2013	Year ended December 31, 2012	% Chg.
Net Sales	$ 2,713.3	$ 2,601.0	4.3	$ 10,768.6	$ 10,128.2	6.3
Gross Profit	448.3	425.4	5.4	1,760.3	1,669.6	5.4
Net Income	60.0	33.3	80.5	132.8	119.0	11.6
Net Income per Diluted Share	$ 0.35	$ 0.23	53.1	$ 0.84	$ 0.82	2.5
Non-GAAP Net Income per Diluted Share[1]	$ 0.54	$ 0.38	43.2	$ 1.83	$ 1.44	27.1
Adjusted EBITDA[1]	$ 201.2	$ 195.0	3.2	$ 808.5	$ 766.6	5.5

[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

VERNON HILLS, Ill., Feb. 13, 2014 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education, and healthcare, today announced fourth quarter and full year 2013 results. The company also announced that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders of $0.0425 per share. This dividend will be paid on March 10, 2014 to all shareholders of record at the close of business on February 25, 2014.

"2013 was another year of strategic progress and financial performance as the combination of our balanced channel portfolio, broad product suite, and focus on execution enabled us to deliver profitable growth above the US IT market while investing in our future," said Thomas E. Richards, chairman and chief executive officer of CDW.

"For the fourth quarter, ongoing momentum in our largest customer channel - medium and large businesses - and another quarter of record sales to K-12 education customers more than offset declines in sales to the Federal government. We delivered solid profitability while investing in additional customer-facing coworkers and building our brand against a backdrop of continued pricing pressure in transactional products."

"We ended the year with $670 million less net debt and a net leverage ratio of 3.8 times adjusted EBITDA," said Ann E. Ziegler, CDW's chief financial officer. "Since 2009, we have reduced our annual interest expense by more than $180 million. We anticipate continued deleveraging will contribute to our ability to achieve our medium-term target of delivering mid-teens earnings per share growth."

"Our strategy remains the same - leverage our balanced portfolio, focus on execution, and invest in our solutions portfolio and technical resources," continued Richards. "We continue to target profitable growth of 200-300 basis points above the US IT market in 2014 and remain committed to enhancing our capabilities to deliver higher-growth, integrated technology solutions to help our 250,000 customers in the US and Canada maximize the return on their IT investment and remain the partner of choice for more than 1,000 leading and emerging technology brands."

Fourth Quarter of 2013 Highlights:

Total net sales in the fourth quarter of 2013 were $2.713 billion, compared to $2.601 billion in the fourth quarter of 2012, an increase of 4.3 percent. Average daily sales in the fourth quarter of 2013 were $43.1 million, compared to $41.3 million in the fourth quarter of 2012. There were 63 selling days in both the fourth quarter of 2013 and 2012.

  Total Corporate segment net sales in the fourth quarter of 2013 were $1.553 billion, 7.6 percent higher than the fourth quarter of 2012. Corporate average daily sales in the fourth quarter of 2013 were $24.7 million, compared to $22.9 million in the fourth quarter of 2012. Corporate results reflected high single-digit sales increases to Medium and Large business customers and low single-digit increases to Small business customers.

  Total Public segment net sales in the fourth quarter of 2013 were $990.5 million, 1.1 percent lower than the fourth quarter of 2012. Public average daily sales in the fourth quarter of 2013 were $15.7 million, compared to $15.9 million in the fourth quarter of 2012. Sales increases of more than 20 percent to Education customers and nearly double-digit sales increases to State and Local governments were more than offset by declines in sales to the Federal government.

  Net sales for CDW's Advanced Services business and Canadian operations, combined as "Other" for financial reporting purposes, rose 8.4 percent to $169.8 million in the fourth quarter of 2013, compared to $156.9 million in the fourth quarter of 2012. Average daily sales in the fourth quarter of 2013 were $2.7 million, compared to $2.5 million in the fourth quarter of 2012. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. Canadian sales were negatively impacted by currency translation.

Gross profit for the fourth quarter of 2013 was $448.3 million, compared to $425.4 million in the fourth quarter of 2012, representing an increase of 5.4 percent. Gross profit margin was 16.5 percent in the fourth quarter of 2013, versus 16.4 percent for the same period of 2012, as increased net service contract revenue and vendor incentives offset continued pressure on transactional product margins.

Total selling and administrative expenses, including advertising expense, were $306.3 million in the fourth quarter of 2013, compared to $294.5 million in the fourth quarter of 2012. The increase primarily reflected higher coworker compensation related to increased coworker count and increased sales compensation related to higher sales and gross profit, as well as higher advertising expenses, which were partially offset by lower non-cash equity compensation and retention compensation expenses. Coworker count was 6,967 as of December 31, 2013, compared to 6,804 as of December 31, 2012.

Excluding expenses related to the November 19, 2013 completion of a secondary public offering by selling stockholders, non-cash equity and retention compensation expense, net litigation losses and certain other items, Adjusted EBITDA was $201.2 million in the fourth quarter of 2013, compared to $195.0 million in the fourth quarter of 2012, representing an increase of 3.2 percent. Fourth quarter 2013 Adjusted EBITDA margin was 7.4 percent, approximately 10 basis points lower than the fourth quarter of 2012.

Interest expense decreased by $23.4 million to $51.5 million for the three months ended December 31, 2013 compared to $74.9 million for the comparable period in 2012, reflecting lower outstanding debt balances and a lower average interest rate. During the fourth quarter of 2013, the company recorded debt extinguishment charges of $8.5 million in connection with its redemption of $155.0 million aggregate principal amount of 12.535% Senior Subordinated Exchange Notes due 2017. There were $7.8 million of debt extinguishment charges in the fourth quarter of 2012. Long-term debt, net of cash and including current maturities of long-term debt, was $3.06 billion as of December 31, 2013, $670.0 million lower than December 31, 2012.

The effective tax rate for the fourth quarter of 2013 was 27.5 percent versus 30.8 percent in the fourth quarter of 2012. The company earned net income of $60.0 million in the fourth quarter of 2013 versus net income of $33.3 million in the fourth quarter of 2012.

Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction and certain debt refinancing expenses, secondary offering-related expenses and certain other costs was $93.6 million in the fourth quarter of 2013, compared to $65.1 million in the fourth quarter of 2012, representing an increase of 43.5 percent driven by stronger operating results and lower interest expense. Weighted average non-GAAP fully-diluted shares outstanding were 172.1 million for the quarter ended December 31, 2013 compared to 171.7 million for the quarter ended December 31, 2012. Non-GAAP net income per share for the quarter ended December 31, 2013 was $0.54.

Full Year 2013 Highlights:

Total net sales in 2013 were $10.769 billion, compared to $10.128 billion in 2012, an increase of 6.3 percent. Average daily sales in 2013 were $42.4 million, compared to $39.9 million in 2012, representing a 6.3 percent increase. There were 254 selling days in both 2013 and 2012.

Gross profit in 2013 was $1.760 billion, compared to $1.670 billion in 2012, representing an increase of 5.4 percent.

Total selling and administrative expenses, including advertising expense, were $1.252 billion in 2013, compared to $1.159 billion in 2012, representing an increase of 8.0 percent. Excluding IPO and secondary-related expenses, non-cash equity compensation and retention compensation expense, net litigation gains and certain other items, Adjusted EBITDA was $808.5 million in 2013, compared to $766.6 million in 2012, representing an increase of 5.5 percent. Adjusted EBITDA margin was 7.5% in 2013 versus 7.6% in 2012.

Net income was $132.8 million in 2013, compared to net income of $119.0 million in 2012. Debt extinguishment charges were $64.0 million in 2013, compared to $17.2 million in 2012. Interest expense was $250.1 million in 2013, 18.7 percent below interest expense of $307.4 million in 2012. The effective tax rate for 2013 was 32.1 percent versus 36.0 percent for 2012.

Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction and certain debt refinancing costs, IPO and secondary offering-related expenses and certain other costs, was $314.3 million in 2013, compared to $247.1 million in 2012, representing an increase of 27.2 percent. Weighted average non-GAAP fully-diluted shares outstanding were 171.8 million for the year ended December 31, 2013, compared to 171.7 million for the year ended December 31, 2013. Non-GAAP net income per share for the full year 2013 was $1.83.

Forward Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, CDW's substantial indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in economic conditions; decreases in spending on technology products by CDW's customers; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW Corporation's filings with the SEC.  Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2012 filed with the SEC and other filings with the SEC, including but not limited to CDW Corporation's Prospectuses filed pursuant to Rule 424(b)(4) on June 28, 2013 and November 14, 2013.  CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and Non-GAAP net income per diluted share are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including CDW's ability to meet its future debt service, capital expenditures, dividend payments, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading provider of technology solutions for business, government, education, and healthcare. Ranked No. 267 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,900 coworkers. For the year ended December 31, 2013, the company generated net sales of more than $10.7 billion. For more information, visit www.CDW.com.

Webcast

CDW will hold a conference call today, Thursday, February 13 at 7:30 a.m. CST/8:30 a.m. ET to discuss its fourth quarter and full year 2013 financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at http://investor.cdw.com/ For those unable to participate in the live call, a replay of the webcast will be available at http://investor.cdw.com/ approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847)-968-0238

Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars and shares in millions, except per-share amounts)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change(1)	2013	2012	% Change(2)

Net sales	$ 2,713.3	$ 2,601.0	4.3%	$ 10,768.6	$ 10,128.2	6.3%
Cost of sales	2,265.0	2,175.6	4.1	9,008.3	8,458.6	6.5

Gross profit	448.3	425.4	5.4	1,760.3	1,669.6	5.4

Selling and administrative expenses	270.6	261.4	3.5	1,120.9	1,029.5	8.9
Advertising expense	35.7	33.1	7.7	130.8	129.5	0.9

Income from operations	142.0	130.9	8.5	508.6	510.6	(0.4)

Interest expense, net	(51.5)	(74.9)	(31.4)	(250.1)	(307.4)	(18.7)
Net loss on extinguishments of long-term debt	(8.5)	(7.8)	8.3	(64.0)	(17.2)	nm*
Other income (expense), net	0.6	(0.1)	nm*	1.0	0.1	nm*

Income before income taxes	82.6	48.1	72.1	195.5	186.1	5.1

Income tax expense	(22.6)	(14.8)	53.3	(62.7)	(67.1)	(6.4)

Net income	$ 60.0	$ 33.3	80.5%	$ 132.8	$ 119.0	11.6%

Net income per common share:
Basic	$ 0.35	$ 0.23	55.0%	$ 0.85	$ 0.82	3.4%
Diluted	$ 0.35	$ 0.23	53.1%	$ 0.84	$ 0.82	2.5%

Weighted-average number of common shares outstanding:
Basic	169.0	145.1		156.6	145.1
Diluted	172.1	146.0		158.7	145.8

* Not meaningful

(1) There were 63 selling days for both the three months ended December 31, 2013 and 2012.

(2) There were 254 selling days for both the years ended December 31, 2013 and 2012.

CDW CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

(dollars and shares in millions, except per share amounts)

(unaudited)

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin for the three months and years ended December 31, 2013 and 2012 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangibles, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. The numerator of Non-GAAP net income per diluted share is Non-GAAP net income. Non-GAAP net income per diluted share increases the number of weighted average shares in the denominator as if the IPO and the exercise of the underwriters' overallotment option had occurred at the beginning of the periods reported. EBITDA is defined as consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE

(dollars and shares in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Net income	$ 60.0	$ 33.3		$ 132.8	$ 119.0
Amortization of intangibles (i)	40.7	40.4		161.2	163.7
Non-cash equity-based compensation	2.2	4.1		8.6	22.1
Litigation, net (ii)	4.1	—		(6.3)	—
Net loss on extinguishments of long-term debt	8.5	7.8		64.0	17.2
Interest expense adjustment related to extinguishments of long-term debt (iii)	(2.1)	(1.6)		(7.5)	(3.3)
IPO- and secondary-offering related expenses (iv)	0.7	—		75.0	—
Aggregate adjustment for income taxes (v)	(20.5)	(18.9)		(113.5)	(71.6)
Non-GAAP net income	$ 93.6	$ 65.1	43.5%	$ 314.3	$ 247.1	27.2%

GAAP net income per diluted share	$ 0.35	$ 0.23	53.1%	$ 0.84	$ 0.82	2.5%
Non-GAAP net income per diluted share	$ 0.54	$ 0.38	43.2%	$ 1.83	$ 1.44	27.1%
Shares used in computing GAAP net income per diluted share	172.1	146.0		158.7	145.8
Shares used in computing Non-GAAP net income per diluted share (vi)	172.1	171.7		171.8	171.7

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.

(ii) Relates to unusual, non-recurring litigation matters.

(iii) Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.

(iv) IPO- and secondary-offering related expenses consist of the following:

	Three Months Ended December 31, 2013	Year Ended December 31, 2013
Acceleration charge for certain equity awards and related employer payroll taxes	$ —	$ 40.7
RDU Plan cash retention pool accrual	—	7.5
Management services agreement termination fee	—	24.4
Other expenses	0.7	2.4
IPO- and secondary-offering related expenses	$ 0.7	$ 75.0

(v) Based on a normalized effective tax rate of 39.0%.

(vi) Non-GAAP net income per diluted share increases the number of weighted average shares in the denominator as if the IPO and the exercise of the underwriters' overallotment option had occurred at the beginning of the periods reported as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Weighted-average number of common shares outstanding - Diluted	172.1	146.0	158.7	145.8
Effect of dilutive securities	(3.1)	(0.9)	(2.1)	(0.7)
Weighted-average number of common shares outstanding - Basic	169.0	145.1	156.6	145.1
Adjustment as if the IPO and exercise of the underwriters' overallotment option had occurred at the beginning of the period reported	—	26.6	13.7	26.6
Non-GAAP weighted-average number of common shares outstanding - Basic	169.0	171.7	170.3	171.7
Effect of dilutive shares	3.1	—	1.5	—
Non-GAAP weighted-average number of common shares outstanding - Diluted	172.1	171.7	171.8	171.7

CDW CORPORATION AND SUBSIDIARIES

ADJUSTED EBITDA

(dollars in millions)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change

Adjusted EBITDA	$ 201.2	$ 195.0	3.2%	$ 808.5	$ 766.6	5.5%
Adjustments to reconcile Adjusted EBITDA to income from operations (a) :
Depreciation and amortization (b)	(51.9)	(51.1)		(208.2)	(210.2)
Non-cash equity-based compensation	(2.2)	(4.1)		(8.6)	(22.1)
IPO- and secondary-offering related expenses (c)	(0.7)	—		(75.0)	—
Sponsor fee	—	(1.2)		(2.5)	(5.0)
Litigation, net (d)	(4.1)	(4.3)		4.1	(4.3)
Consulting and debt-related professional fees	—	—		(0.1)	(0.6)
Other adjustments (e)	(0.3)	(3.4)		(9.6)	(13.8)
Total adjustments	(59.2)	(64.1)		(299.9)	(256.0)
Income from operations	$ 142.0	$ 130.9		$ 508.6	$ 510.6

(a) Amounts historically reported within selling and administrative expense unless otherwise indicated.

(b) Includes depreciation expense of $0.6 and $0.9 for the three months ended December 31, 2013 and 2012, respectively and $3.4 and $4.0 for the year ended December 31, 2013 and 2012, respectively, historically reported within cost of sales.

(c) As defined in Non-GAAP net income reconciliation above.

(d) Relates to unusual, non-recurring litigation matters.

(e) Primarily includes certain historical retention costs reported within selling and administrative expense. Also includes adjustment for other (expense) income of $(0.4) and $0.0 for the three months ended December 31, 2013 and 2012, respectively and $(0.4) and $0.1 for the years ended December 31, 2013 and 2012, respectively.

CDW CORPORATION AND SUBSIDIARIES

ADJUSTED EBITDA MARGIN

(dollars in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net sales	$ 2,713.3	$ 2,601.0	$ 10,768.6	$ 10,128.2
Adjusted EBITDA	201.2	195.0	808.5	766.6

Adjusted EBITDA Margin	7.4%	7.5%	7.5%	7.6%

CDW CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31,
	2013	2012
Assets

Current assets:
Cash and cash equivalents	$ 188.1	$ 37.9
Accounts receivable, net of allowance for doubtful accounts of $5.4 and $5.4, respectively	1,451.0	1,285.0
Merchandise inventory	382.0	314.6
Miscellaneous receivables	146.3	148.5
Deferred income taxes	—	14.1
Prepaid expenses and other	46.1	34.6
Total current assets	2,213.5	1,834.7

Property and equipment, net	131.1	142.7
Goodwill	2,220.3	2,209.3
Other intangible assets, net	1,328.0	1,478.5
Deferred financing costs, net	30.1	53.2
Other assets	1.6	1.6
Total assets	$ 5,924.6	$ 5,720.0

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable - trade	$ 662.8	$ 518.6
Accounts payable - inventory financing	256.6	249.2
Current maturities of long-term debt	45.4	40.0
Accrued expenses and other liabilities	437.8	360.4
Total current liabilities	1,402.6	1,168.2

Long-term liabilities:
Debt	3,205.8	3,731.0
Deferred income taxes	563.5	624.3
Other liabilities	41.0	60.0
Total long-term liabilities	3,810.3	4,415.3

Total shareholders' equity	711.7	136.5
Total liabilities and shareholders' equity	$ 5,924.6	$ 5,720.0

CDW CORPORATION AND SUBSIDIARIES

NET SALES DETAIL

(dollars in millions)

(unaudited)

	Three Months Ended December 31,
	2013	2012	% Change(1)
Corporate:
Medium / Large	$ 1,281.6	$ 1,178.5	8.7%
Small Business	271.4	264.3	2.7
Total Corporate	$ 1,553.0	$ 1,442.8	7.6%

Public:
Government	$ 327.3	$ 404.9	(19.2)%
Education	282.8	226.4	24.8
Healthcare	380.4	370.0	2.8
Total Public	$ 990.5	$ 1,001.3	(1.1)%

Other	$ 169.8	$ 156.9	8.4%

Total Net Sales	$ 2,713.3	$ 2,601.0	4.3%

(1) There were 63 selling days for both the three months ended December 31, 2013 and 2012.

	Year Ended December 31,
	2013	2012	% Change(2)
Corporate:
Medium / Large	$ 4,902.6	$ 4,448.5	10.2%
Small Business	1,057.5	1,064.3	(0.6)
Total Corporate	$ 5,960.1	$ 5,512.8	8.1%

Public:
Government	$ 1,250.6	$ 1,394.1	(10.3)%
Education	1,449.0	1,192.3	21.5
Healthcare	1,464.9	1,436.6	2.0
Total Public	$ 4,164.5	$ 4,023.0	3.5%

Other	$ 644.0	$ 592.4	8.7%

Total Net Sales	$ 10,768.6	$ 10,128.2	6.3%

(2) There were 254 selling days for both the years ended December 31, 2013 and 2012.

CDW CORPORATION AND SUBSIDIARIES

DEBT AND WORKING CAPITAL INFORMATION

(dollars in millions)

(unaudited)

	December 31,
	2013	2012

Debt and ABL Revolver Availability
Cash and cash equivalents	$ 188.1	$ 37.9
Total debt	3,251.2	3,771.0
Senior secured debt	1,853.9	1,839.5
Outstanding borrowings under ABL Revolver	—	—
Borrowing base under ABL Revolver (1)	1,065.5	1,018.2
ABL Revolver availability	641.1	622.4
Cash plus ABL Revolver availability	829.2	660.3
Total net leverage ratio (2)	3.8	4.9

Working Capital
Days of sales outstanding (DSO) (3)	44	42
Days of supply in inventory (DIO) (3)	15	14
Days of purchases outstanding (DPO) (3)	(35)	(32)
Cash conversion cycle (3)	24	24

(1) Amount in effect at quarter end.

(2) Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium, less cash and cash equivalents, to TTM Adjusted EBITDA. Prior periods have been revised to conform to the current definition.

(3) Based on a rolling three month average.

CDW CORPORATION AND SUBSIDIARIES

CASH FLOW INFORMATION

(in millions)

(unaudited)

	Year Ended December 31,
	2013	2012

Cash flows from operating activities	$ 366.3	$ 317.4

Cash flows from investing activities	(47.1)	(41.7)

Net change in accounts payable - inventory financing	7.4	(29.5)
Other cash flows from financing activities	(175.7)	(308.5)
Cash flows from financing activities	(168.3)	(338.0)

Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.3
Net increase in cash and cash equivalents	150.2	(62.0)
Cash and cash equivalents - beginning of period	37.9	99.9
Cash and cash equivalents - end of period	$ 188.1	$ 37.9

Supplementary disclosure of cash flow information:
Interest paid	$ (267.6)	$ (302.7)
Taxes paid, net	$ (82.5)	$ (123.2)